Civista Bancshares, Inc. to Acquire United Community Bancorp March 12, 2018 Exhibit 99.2

Forward-Looking Statements This investor presentation contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include: management plans relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future operations, products or services, any statements of expectation or belief; projections related to certain financial metrics; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “seek”, “plan”, “will”, “would”, “target” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions or negatives of these words. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither Civista Bancshares, Inc. (“Civista” or “CIVB”) nor United Community Bancorp (“United” or “UCBA”) assumes any duty and does not undertake to update any forward-looking statements. Because forward-looking statements are by their nature, to different degrees, uncertain and subject to assumptions, actual results or future events could differ, possibly materially, from those that Civista or United anticipated in its forward-looking statements, and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under Item 1A “Risk Factors” in Civista’s Annual Report on Form 10-K, those included under Item 1A “Risk Factors” in United’s Annual Report on Form 10-K, those disclosed in Civista’s and United’s respective other periodic reports filed with the Securities and Exchange Commission (the “SEC”); that the proposed transaction may not be timely completed, if at all; that prior to the completion of the proposed transaction or thereafter, Civista’s and United’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that required regulatory, shareholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ shareholders, customers, employees and other constituents to the proposed transaction; and diversion of management time on merger-related matters. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the joint proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. For any forward-looking statements made in this investor presentation or in any documents, Civista and United claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

Additional Information ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION This investor presentation is being made with respect to the proposed transaction involving Civista and United. In connection with the proposed transaction, Civista intends to file a registration statement on Form S-4 with the SEC containing a joint proxy statement/prospectus and other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, the respective investors and shareholders of Civista and United are urged to carefully read the entire joint proxy statement/prospectus when it becomes available and any other relevant documents filed by either company with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Civista, United and the proposed transaction. Investors and security holders are also urged to carefully review and consider each of Civista’s and United’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. When available, copies of the joint proxy statement/prospectus will be mailed to the respective shareholders of Civista and United. When available, copies of the joint proxy statement/prospectus also may be obtained free of charge at the SEC’s web site at http://www.sec.gov, or by directing a request to Civista Bancshares, Inc., 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870, Attn: Dennis G. Shaffer. PARTICIPANTS IN THE SOLICITATION Civista, United and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Civista’s and United’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Civista and their ownership of Civista common stock is set forth in the proxy statement for Civista’s 2017 Annual Meeting of Stockholders, as filed with the SEC on Schedule 14A on March 15, 2017. Information about the directors and executive officers of United and their ownership of United’s common stock is set forth in the proxy statement for United’s 2017 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on October 25, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the solicitation of proxies of Civista’s and United’s shareholders in connection with the proposed transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Once available, free copies of the joint proxy statement/prospectus may be obtained as described above. NO OFFER OR SOLICITATION This investor presentation is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CIVISTA BANCSHARES, INC.

Transaction Rationale

Significant Opportunities for Continued Growth and Long-Term Value Creation	- Significant transaction accelerating growth, operating scale and efficiency - Supports growth and funding flexibility with excess liquidity (64% loans/deposits) - Valuable core deposit franchise - Complements Civista's commercial lending expertise
Strategically Compelling	- Provides low-cost deposits through Southeast Indiana branches - Provides entrance into Cincinnati MSA - Establishes Civista in each of the 5 largest Ohio marketplaces - Natural expansion of Civista's existing footprint

Disciplined Market Expansion Model	- Financially attractive transaction utilizing no revenue enhancements
	  - Immediately accretive to EPS in 2018 and ~9.3% accretive to EPS in 2019
	  - Tangible book value earnback period of 3.5 years on a cross-over method and 4.1 years on a simple method [1]
	- Consistent with Civista's communicated M&A strategy and objectives
	- Leverages Civista's integration experience and successful market expansion model

[1] As measured on a fully diluted basis, which assumes the conversion of CIVB's outstanding preferred stock into common shares. Refer to the Appendix for additional information and the associated calculation.

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Overview of Civista Bancshares, Inc.

CIVISTA BANCSHARES, INC.

Civista Branch Footprint


Branch
LPO
Columbus
Indianapolis

Company Highlights

- Headquartered in Sandusky, OH approximately 60 miles west of downtown Cleveland, OH
- Operations in 12 Ohio counties and in 4 of Ohio's largest MSAs of Akron, Cleveland, Columbus and Dayton, OH
- Civista is the bank holding company for Civista Bank
- 27 branch and 2 loan production office network located in Northern, Central and Southwestern Ohio

Financial Highlights ($000s) [1]

Total Assets	$1,525,857
Gross Loans	$1,166,858
Total Deposits	$1,204,923
Total Equity	$184,461
Tang. Common Equity / Tang. Assets	9.31%
NPAs / Assets [3]	0.44%

Valuable Core Deposit Franchise [1]

- **~97% loan / deposit ratio**
- **~99% core deposits [2]**
- **~30% of portfolio consists of non-interest bearing deposits**
- **MRQ total cost of deposits 27 bps**

[1] Financial information as of December 31, 2017.
[2] Core Deposits defined as total deposits less time deposits greater than $250k.
[3] NPAs, excluding restructured assets / Assets as of December 31, 2017.

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Overview of United Community Bancorp

United Branch Footprint



Branch
LPO
Fairfield
Batesville
Harrison
White Oak
Norwood
Delhi
Cincinnati
Covington
Florence
Rising Sun

Company Highlights

- Headquartered in Lawrenceburg, IN, approximately 25 miles west of downtown Cincinnati, OH
- 20 minutes from Cincinnati airport
- United is the bank holding company for United Community Bank
- 8 branch network located across Southeast Indiana and Northern Kentucky Loan Production Office in Cincinnati MSA

Financial Highlights ($000s) [1]

Total Assets	$546,219
Gross Loans	$296,354
Total Deposits	$462,040
Total Equity	$71,960
Tang. Common Equity / Tang. Assets	12.75%
NPAs / Assets [3]	0.19%

Valuable Core Deposit Franchise [1]

- **~64% loan / deposit ratio**
- **~95% core deposits [2]**
- **~40% of portfolio consists of transactional deposits [2]**
- **MRQ total cost of deposits 46 bps**

[1] Financial information as of December 31, 2017.
[2] Bank level regulatory deposit information; Core Deposits defined as total deposits less time deposits greater than $250k.
[3] NPAs, excluding restructured assets / Assets as of December 31, 2017.

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United Community Bancorp Market Highlights 8 branches providing low-cost core deposits Community banking focus consistent with Civista’s model Source: Cincinnati USA Regional Chamber, REDI Cincinnati, Bureau of Labor Statistics, Cincinnati Business Courier, S&P Global Market Intelligence. Market Overview Major Institutions in Greater Cincinnati MSA MSA GDP Growth ¹ Cincinnati MSA Cincinnati is the largest MSA based in Ohio and is home to over 2.1 million people Cincinnati MSA consists of 15 counties from three states: Ohio (5), Northern Kentucky (7) and Southeast Indiana (3) Cincinnati is also the largest metropolitan economy in Ohio and is the 28th largest in the United States Home to 9 Fortune 500 companies, with strengths in manufacturing, financial services and healthcare, Cincinnati is a recognized business hub and great place to live Southeast Indiana

$296 million in loans $462 million in deposits 81% of deposits within Cincinnati MSA #1 deposit market share in Dearborn County (IN) & #4 in Ripley County (IN) 8 Footprint Source: S&P Global Market Intelligence, FDIC. Deposit market share information as of June 30, 2017. Loan and deposit balances as of December 31, 2017. Sandusky / Akron / Cleveland, Ohio $715 million in loans $728 million in deposits 12 locations #1 deposit market share in Sandusky, Ohio with ~50% market share North Central Ohio $86 million in loans $182 million in deposits 7 locations ~ 36% deposit share in our markets $275 million in loans $214 million in deposits 7 locations 19% deposit market share in the rural markets West Central Ohio Greater Dayton, Ohio $89 million in loans $81 million in deposits 3 locations ~ 4% deposit share in our markets UCBA

Pro Forma Deposit Composition Source: S&P Global Market Intelligence. As of December 31, 2017. Jumbo 4.8% (Dollar values in thousands) CIVB UCBA Pro Forma Company Deposit Type Balance % Total Deposit Type Balance % Total Deposit Type Balance % Total Trans. $390,024 32.4% Trans. $186,493 40.4% Trans. $576,517 34.6% Savings & MMDA 590,997 49.0% Savings & MMDA 155,372 33.6% Savings & MMDA 746,369 44.8% Retail 214,761 17.8% Retail 98,136 21.2% Retail 312,897 18.8% Jumbo 9,141 0.8% Jumbo 22,039 4.8% Jumbo 31,180 1.9% Total $1,204,923 100.0% Total $462,040 100.0% Total $1,666,963 100.0% Noninterest-Bearing $361,964 30.0% Noninterest-Bearing $44,992 9.7% Noninterest-Bearing $406,956 24.4% Loans / Deposit Ratio 96.7% Loans / Deposit Ratio 64.0% Loans / Deposit Ratio 87.6% Cost of Deposits: 0.27% Cost of Deposits: 0.46% Cost of Deposits: 0.32% Trans. 32.4% Savings & MMDA 49.0% Retail 17.8% Jumbo 0.8% Trans. 40.4% Savings & MMDA 33.6% Retail 21.2% Trans. 34.6% Savings & MMDA 44.8% Retail 18.8% Jumbo 1.9%

Pro Forma Loan Composition Source: S&P Global Market Intelligence. Holding company regulatory loan information shown for Civista and bank level regulatory loan information shown for United as of December 31, 2017. ¹ Bank level total risk based capital ratios. Estimated PF bank level total risk based capital level as of December 31, 2017.

Transaction Summary ¹ Based on 15-day CIVB common stock closing price average of $23.06 as of March 9, 2018. ² Based on 4,217,619 UCBA common shares outstanding, 41,841 unvested shares of restricted stock and 212,563 options outstanding with a weighted average strike price of $13.32. ³ Based on 4,217,619 UCBA common shares outstanding and 41,841 unvested shares of restricted stock. ⁴ Includes estimated fully-phased annual cost savings in first full year following transaction closing (2019). ⁵ Core deposits defined as total deposits less time deposits over $250k. ⁶ Calculated on a fully diluted basis, which is inclusive of Civista’s outstanding convertible preferred stock. Refer to the Appendix for additional information and the associated calculation. Transaction Consideration $114.4 million in aggregate consideration ¹ ² Fixed exchange ratio of 1.027 CIVB shares and $2.54 in cash for each UCBA share outstanding equating to $26.22 per share of UCBA common stock ¹ Valuation and Impact 161% of UCBA’s Price / Tangible Book Value as of December 31, 2017 ¹ ³ 24.4x 2018E EPS ¹ 12.0x 2018E EPS assuming fully phased-in cost savings ⁴ Core deposit premium of 10.3% ⁵ Tangible book value earnback period of 3.5 years on a cross-over method and 4.1 years on a simple method ⁶ 17.5% IRR ¹ Key Transaction Assumptions Estimated transaction closing in Q3 2018 One-time pre-tax transaction and integration expenses of $11.0 million Cost savings estimated at ~41% of United’s non-interest expense base Core deposit intangible of 1.50% Gross credit mark of 1.4% Potential revenue enhancements identified, but not included in pro forma modeling Capital Remain well-capitalized under regulatory guidelines Pro forma TE / TA ratio of ~10.2% Board Seats United will receive three seats on the Civista Bank Board of which two will also serve as directors on the Civista Bancshares’ Board

Significant Upside Valuation Potential ¹ Estimated as of transaction closing, or June 30, 2018. Profitability metrics estimated for the first full year of the pro forma entity (2019). ² Consists of nationwide publicly traded peer financial institutions with between $2.0 billion and $3.0 billion in total assets. ³ Consists of publicly traded peer financial institutions located in the Midwest with between $2.0 billion and $3.0 billion in total assets. ⁴ TCE / TA and Price / TBV for CIVB and CIVB & UCBA pro forma assumes the conversion of outstanding Civista preferred stock into common stock. ⁵ Market data as of March 9, 2018.

Acquisition Reflects CIVB’s Strategic Priorities Enhances Core Deposit Funding Maintain low cost, core deposit platform while continuing to grow core deposit funding ü Additive to Size, Scale and Efficiency Enhance operating leverage through additional size and scale ü Expansion into Attractive Markets Expand into higher-growth areas where commercial lending expertise can be leveraged ü Disciplined Loan Growth Prudently grow commercial loan portfolio while maintaining disciplined credit risk management standards ü Cultural Compatibility Strategic partner that values community banking and is an active and positive member of the community ü

Appendix

15 TBV Earnback Fully Diluted Simple Method Note: Transaction pricing based on CIVB’s 15-day closing price average of $23.06 as of March 9, 2018. Assumes transaction closing on June 30, 2018. ¹ Shares issued to United is presented net of estimated ESOP termination adjustment.

Contact Information Civista Bancshares, Inc.’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB.” The Company’s depositary shares, each representing 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “CIVBP.” Additional information can be found at: www.civb.com Dennis G. Shaffer President & Chief Executive Officer dgshaffer@civistabank.com Telephone: 888.645.4121

Thank You